UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549.

                                     FORM 15

          Certification and Notice of Termination of Registration under
       Section 12(g) of the Securities Exchange Act of 1934 or Suspension
               of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         COMMISSION FILE NUMBER: 1-6522


                             BANKBOSTON CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Chapter)


                               100 Federal Street
                           Boston, Massachusetts 02110
                                 (617) 434-2200
               ---------------------------------------------------
               (Address, Including Zip Code, and Telephone Number,
                     Including Area Code, of Registration's
                          Principal Executive Offices)


          Common Stock, par value $1.00 per share (and attached rights)
          -------------------------------------------------------------
            (Title of Each Class of Securities Covered by This Form)


                                      None
         --------------------------------------------------------------
         (Titles of all Other Classes of Securities for Which a Duty to File Reports Under Section 13(a) or 15(d) Remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      [X]            Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(1)(ii)     [_]            Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(i)      [_]            Rule 12h-3(b)(2)(ii)     [_]
Rule 12g-4(a)(2)(ii)     [_]            Rule 15d-6               [_]
Rule 12h-3(b)(1)(i)      [X]

         Appropriate number of holders of record as of the certification or notice date: 0.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Fleet Boston Corporation, as successor to BankBoston Corporation, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 1, 1999               By: /s/ William C. Mutterperl
                                         ---------------------------------------
                                   Name: William C. Mutterperl
                                  Title: Executive Vice President, Secretary and
                                         General Counsel